                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                        DIAMOND OFFSHORE DRILLING, INC.
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                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

[DIAMOND OFFSHORE DRILLING, INC. LOGO]

                        DIAMOND OFFSHORE DRILLING, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 5, 1997

To the Stockholders of
Diamond Offshore Drilling, Inc.:

     NOTICE IS HEREBY GIVEN THAT the 1997 Annual Meeting of Stockholders of Diamond Offshore Drilling, Inc., a Delaware corporation (the "Company"), will be held at The Ritz Carlton Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027 on May 5, 1997, at 2:00 p.m., local time (the "Annual Meeting"), for the following purposes: (1) to elect five directors, each to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal; (2) to ratify the appointment of independent certified public accountants for the Company and its subsidiaries; and (3) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Company has fixed the close of business on March 31, 1997 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Stockholders who execute proxies solicited by the Board of Directors of the Company retain the right to revoke them at any time; unless so revoked, the shares of common stock, par value $.01 per share, of the Company represented by such proxies will be voted at the Annual Meeting in accordance with the directions given therein. If a stockholder does not specify a choice on such stockholders's proxy, the proxy will be voted FOR the nominees for director named in the attached Proxy Statement and FOR the ratification of appointment of the independent certified public accountants for the Company and its subsidiaries named in such Proxy Statement. The list of stockholders of the Company may be examined at the offices of the Company at 15415 Katy Freeway, Suite 100, Houston, Texas 77094.

     Further information regarding the Annual Meeting is set forth in the attached Proxy Statement.

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED POSTPAID ENVELOPE. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AND PREFER TO VOTE IN PERSON.

                                            By Order of the Board of Directors

                                            Sincerely,

                                            /s/ RICHARD L. LIONBERGER
                                            -----------------------------------
                                                Richard L. Lionberger
                                                Vice President, General Counsel
                                                and Secretary

April 1, 1997
15415 Katy Freeway
Houston, Texas 77094

                     [DIAMOND OFFSHORE DRILLING, INC. LOGO]

                                PROXY STATEMENT

                        DIAMOND OFFSHORE DRILLING, INC.

                    FOR 1997 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 5, 1997

     This Proxy Statement is being furnished to stockholders of Diamond Offshore Drilling, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company from such stockholders for the 1997 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on May 5, 1997 and any adjournments and postponements thereof. Shares of the Company's common stock, par value $.01 per share (the "Common Stock"), represented by a properly executed proxy in the accompanying form will be voted at the meeting. The proxy may be revoked at any time before its exercise by sending written notice of revocation to Richard L. Lionberger, Corporate Secretary, Diamond Offshore Drilling, Inc., 15415 Katy Freeway, Houston, Texas 77094, or by signing and delivering a proxy which is dated later, or, if the stockholder attends the Annual Meeting in person, by giving notice of revocation to the Inspector(s) of Election (as hereinafter defined) at the Annual Meeting.

     The Company has fixed the close of business on March 31, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On that date there were outstanding and entitled to vote 68,395,368 shares of Common Stock, which is the Company's only class of voting securities. The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereat is required to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted in determining whether a quorum is present. Each stockholder is entitled to one vote for each share of Common Stock held of record. A plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the five nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for election by the holders of Common Stock of record on the Record Date shall be the duly elected directors upon completion of the vote tabulation at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of all other items being submitted to the stockholders for their consideration. Abstentions will be considered present for purposes of calculating the vote, but will not be considered to have been voted in favor of the matter voted upon, and broker non-votes will not be considered present for purposes of calculating the vote.

     Votes will be tabulated by ChaseMellon Shareholder Services, L.L.C., the transfer agent and registrar for the Common Stock, and the results will be certified by one or more inspectors of election who are required to resolve impartially any interpretive questions as to the conduct of the vote (the "Inspector(s) of Election"). In tabulating votes, a record will be made of the number of shares voted for each nominee or other matter voted upon, the number of shares with respect to which authority to vote for that nominee or such other matter has been withheld, and the number of shares held of record by broker-dealers and present at the Annual Meeting but not voting.

     This Proxy Statement is expected to be first mailed or delivered to stockholders of the Company entitled to notice of the Annual Meeting on or about April 4, 1997.

     The date of this Proxy Statement is April 1, 1997.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below sets forth certain information with respect to each person or entity known by the Company to be the beneficial owner of more than 5% of the Common Stock as of December 31, 1996 (based upon Schedule 13D and Schedule 13G filings by such persons with the Securities and Exchange Commission (the "Commission") for beneficial ownership at such date).

                                                                      AMOUNT AND NATURE OF        PERCENT
       TITLE OF CLASS         NAME AND ADDRESS OF BENEFICIAL OWNER    BENEFICIAL OWNERSHIP        OF CLASS
       --------------         ------------------------------------    --------------------    ----------------
Common Stock................  Loews Corporation                            35,050,000(1)            51.3%
                              667 Madison Avenue
                              New York, N.Y. 10021-8087
Common Stock................  FMR Corp.                                     4,373,960(2)             6.4%
                              82 Devonshire Street
                              Boston, Mass. 02109

---------------

(1) Loews Corporation, a Delaware corporation ("Loews"), has sole investment power and sole voting power over 35,050,000 shares.

(2) FMR Corp. has sole voting power with respect to 634,736 shares and sole dispositive power with respect to 4,373,960 shares in its capacity as investment advisor and manager.

     Because Loews holds more than a majority of the outstanding Common Stock of the Company, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other stockholders. The Company understands that Loews intends to vote FOR the election of management's nominees for the Board of Directors and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors. There are no agreements between the Company and Loews with respect to the election of directors or officers of the Company or with respect to the other matters which may come before the Annual Meeting.

                 SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

     The following table shows the amount and nature of beneficial ownership of the Common Stock and of Loews common stock beneficially owned by each director of the Company, each executive officer of the Company and all directors and executive officers of the Company as a group, as of January 28, 1997. Directors and executive officers of the Company individually and as a group own less than 1% of equity securities of the Company. Except as otherwise noted, the named beneficial owner has sole voting power and sole investment power with respect to the number(s) of shares shown below.

                                                            COMPANY            LOEWS
               NAME OF BENEFICIAL OWNER                   COMMON STOCK      COMMON STOCK
               ------------------------                 ----------------    ------------
James S. Tisch........................................           0            138,000(1)
Herbert C. Hofmann....................................       1,300(2)             750(2)
Raymond S. Troubh.....................................       2,500              5,000
Arthur L. Rebell......................................           0                  0
Robert E. Rose........................................       2,100(3)               0
Lawrence R. Dickerson.................................         500(3)               0
David W. Williams.....................................         100                  0
Richard L. Lionberger.................................           0                  0
Gary T. Krenek........................................         100(3)(4)            0
All Directors and Executive Officers as a Group.......       6,600            143,750

---------------

(1) The number of shares includes 58,000 shares owned by the James and Merryl Tisch Foundation, as to which Mr. Tisch has shared voting power and investment power.

(2) The number of shares includes 300 shares of the Common Stock and 350 shares of Loews common stock owned by his son, of which shares Mr. Hofmann disclaims any beneficial ownership.

(3) Voting power and investment power with respect to shares listed for Mr. Rose, Mr. Dickerson and Mr. Krenek are shared with the respective individual's spouse.

(4) Mr. Krenek sold all 100 shares of Common Stock subsequent to January 28,
    1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Thomas P. Richards, a former executive officer of the Company, failed to make a timely filing of a Form 4 concerning the sale of 6,000 shares of Common Stock in September 1996 and, in accordance with the rules promulgated under the Securities Exchange Act of 1934, as amended, the transaction was reported as a late transaction by Mr. Richards on Form 5.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors presently consists of five directors. Following the Company's 1996 Annual Meeting of Stockholders, Arthur L. Rebell was elected by the remaining directors to fill a vacancy on the Company's Board of Directors created by the death of David M. Ifshin. Mr. Rebell is not a director, officer or employee of Loews or an officer or employee of the Company. All directors are elected annually to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal. The executive officers of the Company are elected annually by the Board of Directors to serve until the next annual meeting of the Board of Directors and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal from office. Information with respect to the current directors and executive officers of the Company is set forth below.

     The nominees for director are James S. Tisch, Herbert C. Hofmann, Arthur L. Rebell, Robert E. Rose and Raymond S. Troubh. Each of the five directors to be elected at the Annual Meeting will serve a term of one year to expire at the Company's 1998 Annual Meeting of Stockholders or until his successor is elected and qualified or until his earlier death, resignation, disqualification or removal from office.

     It is intended that the proxies received from holders of Common Stock, in the absence of contrary instructions, will be voted at the Annual Meeting for the election of Messrs. Tisch, Hofmann, Rebell, Rose and Troubh. Although the Company does not contemplate that any of the nominees will be unable to serve, decline to serve, or otherwise be unavailable as a nominee at the time of the Annual Meeting, in such event the proxies will be voted in accordance with the authority granted in the proxies for such other candidate or candidates as may be nominated by the Board of Directors.

     Further information concerning the nominees for election as directors at the Annual Meeting, including their business experience during the past five years, appears below.

                                                                        AGE AS OF
                                                                       JANUARY 31,
                 NAME                             POSITION                1997       DIRECTOR SINCE
                 ----                             --------             -----------   --------------
James S. Tisch(1)......................  Chairman of the Board             44             1989
Herbert C. Hofmann(1)..................  Director                          54             1992
Arthur L. Rebell(2)....................  Director                          55             1996
Robert E. Rose(1)......................  Director, President and
                                         Chief Executive Officer           58             1989
Raymond S. Troubh(2)...................  Director                          70             1995

---------------

(1) Member, Executive Committee of the Board of Directors

(2) Member, Audit Committee of the Board of Directors

     James S. Tisch has served as Chairman of the Board since 1995 and as a director of the Company since June 1989. Mr. Tisch has served as President and Chief Operating Officer of Loews, a diversified holding company, since 1994 and prior thereto served as Executive Vice President of Loews for more than five years. Mr. Tisch, a director of Loews since 1986, also serves as a director of CNA Financial Corporation, an 84% owned subsidiary of Loews, and serves as a director of Vail Resorts, Inc.

     Herbert C. Hofmann has served as a director of the Company since January 1992. Mr. Hofmann has served as Senior Vice President of Loews since January 1992. He has served as President and Chief Executive Officer of Bulova Corporation, a 97% owned subsidiary of Loews, since 1989. Bulova Corporation distributes and sells watches and clocks.

     Arthur L. Rebell has served as a director of the Company since July 1996. Mr. Rebell has been a Professor of Mergers & Acquisitions at New York University's Stern Graduate School of Business since 1996 and has served as a Managing Director of Highview Capital since February 1997. Prior thereto, he served as a Managing Director of Schroder Wertheim & Co. Inc. for more than five years.

     Robert E. Rose has served as a director and President and Chief Executive Officer of the Company since June 1989.

     Raymond S. Troubh has served as a director of the Company since November 1995. Mr. Troubh is a financial consultant, a former Governor of the American Stock Exchange and a former general partner of Lazard Freres & Co., an investment banking firm. Mr. Troubh also serves as a director of ADT Limited, America West Airlines, Inc., ARIAD Pharmaceuticals, Inc., Becton, Dickinson and Company, Foundation Health Corporation, General American Investors Company, The MicroCap Fund, Inc., Olsten Corporation, Petrie Stores Corporation, Time Warner Inc., Triarc Companies, Inc., and WHX Corporation.

                             DIRECTOR COMPENSATION

     Directors who are employees of the Company are not paid any fees or additional compensation for service as members of the Board of Directors or any committee thereof. The annual retainer payable to directors of the Company who are not employees of the Company or any of its subsidiaries or of Loews or any other affiliated companies, for services as directors, is $20,000 per annum, payable quarterly. Each member of the Audit Committee of the Board of Directors of the Company receives a retainer of $2,500 per annum, payable quarterly, and each director of the Company who is not an employee of the Company or any of its subsidiaries or of Loews or any other affiliated companies is paid a fee of $1,000 for attendance at each meeting of the Board of Directors and of the Audit Committee thereof in addition to the reasonable costs and expenses incurred by such directors in relation to their services as such.

                       BOARD OF DIRECTORS AND COMMITTEES

BOARD OF DIRECTORS

     The Company's Board of Directors has five members and two standing committees. During 1996, the Board of Directors held six meetings and took action by unanimous written consent on one occasion. Further information concerning the Board's standing committees appears below.

EXECUTIVE COMMITTEE

     The Executive Committee of the Board of Directors consists of three members, Mr. Tisch, Mr. Hofmann and Mr. Rose. The Executive Committee has all the powers and exercises all the duties of the Board of Directors in the management of the business of the Company that may lawfully be delegated to it by the Board of Directors. These powers and duties include, among other things, declaring a dividend, authorizing the issuance of stock, recommending to stockholders mergers or a sale of substantially all of the assets of the Company, providing advice and counsel to management of the Company, reviewing management's recommendations for significant changes to the organizational structure of the Company and recommending changes to the Board of Directors. During 1996, the Executive Committee held one meeting and took action by unanimous written consent on ten occasions.

AUDIT COMMITTEE

     The Audit Committee of the Board of Directors consists of two members, Mr. Rebell and Mr. Troubh. The Audit Committee reviews and reports to the Board of Directors on the scope and results of audits by the Company's independent auditors. It recommends a firm of certified public accountants to serve as auditors for the Company, authorizes all audit and other professional services rendered by the auditors and periodically reviews the independence of the auditors and the Company's internal accounting controls and internal audit procedures. Membership on the Audit Committee is restricted to directors independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member. Directors who are affiliates of the Company or officers or employees of the Company or its subsidiaries or of Loews or any other affiliated companies are not qualified for Audit Committee membership. During 1996, the Audit Committee met two times.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the Company's fiscal year ended December 31, 1996, the Company had no compensation committee or other committee of the Board of Directors performing similar functions. Decisions concerning compensation of executive officers were made during such fiscal year by persons who were members of the Company's Board of Directors, including Robert E. Rose, an executive officer of the Company.

NOMINATING COMMITTEE

     During the Company's fiscal year ended December 31, 1996, the Company had no nominating committee or other committee of the Board of Directors performing similar functions.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are elected annually by the Board of Directors to serve until the next annual meeting of the Board of Directors, or until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal from office. Information with respect to the current executive officers of the Company is set forth below:

                                        AGE AS OF
                                       JANUARY 31,
                NAME                      1997                            POSITION
                ----                   -----------                        --------
Robert E. Rose.......................      58        President, Chief Executive Officer and Director
Lawrence R. Dickerson................      44        Senior Vice President and Chief Financial Officer
David W. Williams....................      39        Senior Vice President -- Contracts and Marketing
Richard L. Lionberger................      46        Vice President, General Counsel and Secretary
Gary T. Krenek.......................      38        Controller

     Robert E. Rose has served as President and Chief Executive Officer of the Company and as a director since June 1989.

     Lawrence R. Dickerson has served as Senior Vice President of the Company since April 1993 and prior thereto served as a Vice President and the Chief Financial Officer since June 1989.

     David W. Williams has served as Senior Vice President of the Company since December 1994 and was a Marketing Vice President of the Company between February 1992 and May 1994. Mr. Williams was employed by Noble Drilling Corporation, a contract drilling company, from May 1994 through December 1994 as Vice President of Marketing.

     Richard L. Lionberger has served as Vice President, General Counsel and Secretary of the Company since February 1992.

     Gary T. Krenek has served as Controller of the Company since February 1992.

                             EXECUTIVE COMPENSATION

     The following table shows for the years ended December 31, 1996, 1995 and 1994 the cash compensation paid by the Company, and a summary of certain other compensation paid or accrued for such year, to its Chief Executive Officer and each of the Company's four other most highly compensated executive officers as of December 31, 1996 as well as one individual, Mr. Richards, for whom information would have been provided as one of such four other most highly compensated executive officers but for the fact that Mr. Richards was not serving as an executive officer of the Company on December 31, 1996 (collectively, the "Named Executive Officers") for service in all capacities with the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                   ANNUAL
                                                             COMPENSATION(1)(2)
                                                            --------------------      ALL OTHER
           NAME AND PRINCIPAL POSITION             YEAR      SALARY       BONUS    COMPENSATION(3)
           ---------------------------             ----     --------     -------   ---------------
Robert E. Rose                                     1996     $500,000     297,578       19,258
  President and Chief Executive Officer            1995      390,000     230,000        6,075
                                                   1994      363,315          --        6,075

Lawrence R. Dickerson                              1996      225,000     110,175        8,570
  Senior Vice President and Chief Financial        1995      190,000     107,000        5,727
     Officer                                       1994      168,000          --        5,727


David W. Williams                                  1996      200,000      96,938        7,594
  Senior Vice President --  Contracts and          1995      175,000     102,500        5,691
     Marketing

Richard L. Lionberger                              1996      154,517      47,500        6,136
  Vice President, General Counsel and Secretary    1995      140,137      35,000        5,360
                                                   1994      134,842          --        5,159

Gary T. Krenek                                     1996      101,228      44,000        3,890
  Controller                                       1995       96,122      26,500        3,670

Thomas P. Richards (4)                             1996      166,537          --       26,477
  Senior Vice President --  Worldwide Operations   1995      210,128      60,000        5,913
                                                   1994      199,615          --        5,913

---------------

(1) Amounts exclude perquisites and other personal benefits because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary reported for each Named Executive Officer.

(2) Amounts include salary and bonus earned, as well as all deferred portions of bonuses based on service during the respective year indicated by the Named Executive Officers. See "Board of Directors Report on Executive
    Compensation -- Annual Cash Bonus Incentives."

(3) The amounts shown for 1996 include (i) the Company's contributions under the Retirement Plan referred to below in the following amounts on behalf of the following Named Executive Officers: Mr. Rose, $5,625; Mr. Dickerson, $5,625; Mr. Williams, $5,625; Mr. Lionberger, $5,625; Mr. Krenek, $3,796; and Mr. Richards, $5,625, (ii) the term portion of the life insurance premiums paid by the Company in the following amounts on behalf of the following Named Executive Officers: Mr. Rose, $508; Mr. Dickerson, $132; Mr. Williams, $94; Mr. Lionberger, $223; Mr. Krenek, $94; and Mr. Richards, $204, (iii) the Company's contributions under the Deferred Compensation and Supplemental Executive Retirement Plan referred to below, adopted in 1996, in the following amounts on behalf of the following Named Executive Officers: Mr. Rose, $13,125; Mr. Dickerson, $2,813; Mr. Williams, $1,875; and Mr. Lionberger, $288, and (iv) the amount paid for accumulated vacation in connection with the resignation of Mr. Richards, $20,648.

(4) Mr. Richards ceased to be an executive officer of the Company in September 1996.

     The Company maintains a defined contribution plan (the "Retirement Plan") designed to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to which the

Company contributes 3.75 percent of the participant's base and overtime salary subject to limitations on eligible salary. Employees are vested in all contributions as made. Effective January 1, 1997, the Company modified the Retirement Plan to provide that, in addition to the 3.75 percent contribution, the Company will match 25 percent of the first 6 percent of each employee's compensation contributed, subject to a vesting schedule that entitles the employee to a percentage of the matching contributions based upon years of service.

     In addition, effective December 17, 1996, the Company adopted the Deferred Compensation and Supplemental Executive Retirement Plan. The Company contributes any portion of the 3.75 percent of the base salary contribution to the Retirement Plan that cannot be contributed because of the limitations of Sections 401(a)(17) and 415 of the Code, retroactively to January 1, 1996. Additionally, the plan provides that participants may defer up to 10 percent of base compensation and/or up to 100 percent of any performance bonus. Participants in this plan are highly compensated employees of the Company and are fully vested in all amounts paid into the plan.

                              EMPLOYMENT AGREEMENT

     The Company and Robert E. Rose entered into and subsequently extended an agreement dated November 1, 1992 (the "Employment Agreement"), providing for, among other things, the employment of Mr. Rose as the President and Chief Executive Officer of the Company until December 31, 1998. Mr. Rose currently receives a salary at an annual rate of $535,000, subject to such increases as the Board of Directors of the Company may from time to time determine. The Employment Agreement provides that during the term of Mr. Rose's employment thereunder and for a period of one year immediately following termination of such employment by the Company for cause, Mr. Rose will not engage in any other business which is in competition with the Company without written consent from the Company. The Employment Agreement provides that, for a 120-day period after consummation of a Change of Control (as defined in the Employment Agreement), Mr. Rose has the right to terminate his employment and the Company would be obligated to continue to compensate him for a three-year period at the annual rate of salary then in effect.

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

     The following report concerning the specific factors, criteria and goals underlying decisions on payments and awards of compensation to each of the executive officers of the Company for the fiscal year ended December 31, 1996 is provided by the Company's Board of Directors.

GENERAL

     Recommendations regarding compensation of the Company's executive officers are prepared by the Chief Executive Officer and submitted to the Executive Committee of the Board of Directors for approval, except that the Chief Executive Officer does not participate in the preparation of recommendations, or the review, modification or approval thereof, with respect to his compensation.

     The Company's compensation program is designed to enable the Company to attract, motivate and retain high-quality senior management by providing a competitive total compensation opportunity based on performance. Toward this end, the Company provides for competitive base salaries and annual variable performance incentives payable in cash for the achievement of financial performance goals.

SALARIES

     Every salaried employee of the Company is assigned a salary grade at the commencement of employment pursuant to a system that considers objective criteria, such as the employee's level of financial responsibility and supervisory duties, and the education and skills required to perform the employee's functions; however, the assignment of an employee to a particular salary grade necessarily involves subjective judgments. Within each grade, salaries are determined within a range based solely on subjective factors such as the employee's contribution to the Company and individual performance. No fixed, relative weights are assigned to these subjective factors. On occasion, an officer's compensation will be fixed at a level above the maximum level for his or her salary grade in response to a subjective determination that the officer's compensation, if set at the maximum level for his or her grade, would be below the level merited by his or her contributions to the Company.

ANNUAL CASH BONUS INCENTIVES

     Bonuses were awarded under the Diamond Offshore Management Bonus Program, which is intended to provide a means whereby certain selected officers and key employees of the Company may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and encourage the participants to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. At the beginning of each year, the Executive Committee of the Company's Board of Directors establishes a bonus pool (the "Annual Bonus Pool") equal to (i) a percentage (the "Applicable Percentage") ranging from 10% to 40% of the total salaries of all participants for the prior year (the "Performance Year"), divided by (ii) the arithmetical average of (x) the Company's cash flow plus capital expenses for the year prior to the Performance Year and (y) cash flow plus capital expenses as budgeted for the Performance Year, multiplied by
(iii) actual cash flow plus capital expenses for such Performance Year. The Executive Committee determines the Applicable Percentage based on such committee's evaluation of the Company during the Performance Year relative to peer companies and the performance of the Company's share price and extraordinary events during the Performance Year. The Executive Committee establishes the bonus payout from the Annual Bonus Pool to each participant (not to exceed 50% of such participant's eligible salary, or 60% of eligible salary in the case of the President and Chief Executive Officer and 30% of eligible salary in the case of participants of salary grade 11 or below) based upon corporate, group or individual performance, or a combination thereof, or such other subjective criteria as the Executive Committee may determine to be appropriate. The bonuses are payable in annual installments (25%, 15%, 15%, 15%, 15% and 15%) over the six calendar year period following the Performance Year and, with certain exceptions, are forfeited if not paid prior to termination of employment.

     The foregoing Diamond Offshore Management Bonus Program is effective for the 1996 Performance Year and subsequent Performance Years. Amounts paid as bonuses with respect to the 1995 Performance Year were paid under the Diamond Offshore Management Bonus Program in effect for the 1995 Performance Year (the "1995 Plan"). Certain significant differences between the 1995 Plan and the Diamond Offshore Management Bonus Program in effect for the 1996 Performance Year include: an Applicable Percentage ranging from 10% to 35% under the 1995 Plan; bonus payouts under the 1995 Plan from the Annual Bonus Pool not exceeding 30% of the participant's eligible salary; and bonuses under the 1995 Plan payable in annual installments (50%, 25% and 25%) over the three calendar year period following the Performance Year.

     The Competitor Group Index used in the total stockholder return comparison (see "Common Stock Performance Graph" below) is not used to determine any cash bonus incentives for executives of the Company, and the peer companies considered for purposes of the Diamond Offshore Management Bonus Program do not necessarily correspond with the companies considered for purposes of the Competitor Group Index. Although the two groups of companies include several of the same companies (based on their similarity to the Company), the composition of the two groups does not exactly correspond, and there are no specific bases upon which certain companies included for purposes of the Competitor Group Index are not included in the peer group for purposes of the Diamond Offshore Management Bonus Program.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Decisions regarding compensation (salary and bonus) of the Company's Chief Executive Officer are made by the Executive Committee of the Board of Directors, except that the Chief Executive Officer does not participate in the preparation of recommendations, or the review, modification or approval thereof, with respect to his compensation. Such decision for 1996 was determined subjectively, and not necessarily tied to corporate performance, with consideration given to the Chief Executive Officer's level of responsibility and importance to the Company relative to other Company executives, his time with the Company, individual performance and contributions to the successful implementation of significant initiatives that are expected to benefit the Company in future years, including the Company's capital upgrade program, on-going rationalization of its rig fleet (purchases and sales) and quality and safety improvements. No fixed, relative weights were assigned to these subjective factors.

                             THE BOARD OF DIRECTORS

                            James S. Tisch, Chairman
                               Herbert C. Hofmann
                                Arthur L. Rebell
                                 Robert E. Rose
                               Raymond S. Troubh

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to the initial public offering of the Common Stock in October 1995 (the "Initial Public Offering"), the Company was a wholly owned subsidiary of Loews, and in connection with the Initial Public Offering, the Company and Loews entered into agreements pursuant to which certain management, administrative and other services are provided by Loews to the Company and certain other obligations were assumed by the parties. These agreements were not the result of arm's length negotiations between the parties.

     SERVICES AGREEMENT. The Company and Loews entered into a services agreement effective upon consummation of the Initial Public Offering (the "Services Agreement") pursuant to which Loews agreed to continue to perform certain administrative and technical services on behalf of the Company. Such services include personnel, telecommunications, purchasing, internal auditing, accounting, data processing and cash management services, in addition to advice and assistance with respect to preparation of tax returns and obtaining insurance. Under the Services Agreement, the Company is to reimburse Loews for
(i) allocated personnel costs (such as salaries, employee benefits and payroll taxes) of the Loews personnel actually providing such services and (ii) all out-of-pocket expenses related to the provision of such services. The Services Agreement may be terminated at the Company's option upon 30 days' notice to Loews and at the option of Loews upon six months' notice to the Company. In addition, the Company has agreed to indemnify and hold harmless Loews for all claims and damages arising from the provision of services by Loews under the Services Agreement, unless due to the gross negligence or willful misconduct of Loews. Under the Services Agreement, the Company paid Loews $184,837 for services performed by Loews in 1996.

     REGISTRATION RIGHTS AGREEMENT. Under a Registration Rights Agreement (the "Registration Rights Agreement") between the Company and Loews, the Company, subject to certain limitations, will file, upon the request of Loews, one or more registration statements under the Securities Act of 1933, as amended, subject to a maximum of three such requests, in order to permit Loews to offer and sell any Common Stock that Loews may hold. Loews will bear the costs of any such registered offering, including any underwriting commissions relating to shares it sells in any such offering, any related transfer taxes and the costs of complying with non-U.S. securities laws, and any fees and expenses of separate counsel and accountants retained by Loews. The Company has the right to require Loews to delay any exercise by Loews of its rights to require registration and other actions for a period of up to 90 days if, in the judgment of the Company, any offering by the Company then being conducted or about to be conducted would be adversely affected. Subject to certain conditions, the Company has also granted Loews the right to include its Common Stock in any registration statements covering offerings of Common Stock by the Company, and the Company will pay all costs of such offerings other than underwriting commissions and transfer taxes attributable to the shares sold on behalf of Loews. The Company will indemnify Loews, and Loews will indemnify the Company, against certain liabilities in respect of any registration statement or offering covered by the Registration Rights Agreement.

                         COMMON STOCK PERFORMANCE GRAPH

     The following graph sets forth the cumulative total stockholder return for the Common Stock, the Standard & Poor's 500 Index and a Competitor Group Index over the period during which the Common Stock has been publicly traded.

                     CUMULATIVE TOTAL STOCKHOLDER RETURN(1)
                        INDEXED TOTAL STOCKHOLDER RETURN
                       OCTOBER 11, 1995-DECEMBER 31, 1996

        MEASUREMENT PERIOD                                                   COMPETITOR
      (FISCAL YEAR COVERED)            THE COMPANY          S&P 500           GROUP(2)
OCTOBER 11, 1995                                  100                100                100
DECEMBER 29, 1995                                 141                107                115
DECEMBER 31, 1996                                 229                131                132

---------------

(1) Total return assuming reinvestment of dividends. There were no dividends for the period reported other than the $2.1 million special dividend paid to Loews in connection with the Initial Public Offering (which special dividend was not used in calculating total return). Assumes $100 invested on October 11, 1995, in Common Stock, the S&P 500 Index and a Company-constructed competitor group index.

(2) The Company-constructed competitor group consists of the following companies: Baker Hughes Incorporated, Dresser Industries, Inc., Energy Service Company, Global Marine Inc., Halliburton Company, Noble Drilling Corporation, Reading & Bates Corporation, Schlumberger Ltd., Tidewater Marine Inc., Transocean Offshore, Inc. and Western Atlas Inc. Total return calculations were weighted according to the respective company's market capitalization.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Upon the recommendation of the Audit Committee of the Board of Directors, none of whose members is an officer of the Company, the Board of Directors has appointed Deloitte & Touche LLP, independent certified public accountants, as the principal independent auditors of the Company and its subsidiaries for fiscal year 1997. It is intended that such appointment be submitted to the stockholders for ratification at the Annual Meeting. Deloitte & Touche LLP has served as the Company's auditors since 1989 and has no investment in the Company or its subsidiaries. If the appointment of Deloitte & Touche LLP is not approved or if that firm shall decline to act or their employment is otherwise discontinued, the Board of Directors will appoint other independent auditors.

     It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting with an opportunity to make a statement should they desire to do so and to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be addressed to: Corporate Secretary, Diamond Offshore Drilling, Inc., 15415 Katy Freeway, Houston, Texas 77094, and must be received no later than December 5, 1997.

                                 OTHER MATTERS

     While management has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.

                                            By Order of the Board of Directors

                                            RICHARD L. LIONBERGER
                                            Vice President, General Counsel and
                                            Secretary

                        DIAMOND OFFSHORE DRILLING, INC.

                                                                         COMMON

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
               1997 ANNUAL MEETING OF STOCKHOLDERS ON MAY 5, 1997

The undersigned hereby appoints Robert E. Rose, Lawrence R. Dickerson and Richard L. Lionberger, and any one of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the 1997 Annual Meeting of Stockholders of Diamond Offshore Drilling, Inc. (the "Company") to be held at The Ritz Carlton Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027 at 2:00 p.m. local time, and at any adjournments or postponements of said meeting, and to vote at such meeting the shares of stock the undersigned held of record on the books of the Company on the record date for the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AS DIRECTORS, FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR FISCAL YEAR 1997 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS DESIGNATED ABOVE WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.


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

                                                         Please mark
                                                        your votes as   [ X ]
                                                         indicated in
                                                        this example.


Item 1. Election of Directors

  FOR all nominees listed       WITHHOLD AUTHORITY
  to the right (except as    to vote for all nominees
  marked to the contrary)       listed to the right

            [ ]                        [ ]


NOMINEES:    James S. Tisch, Herbert C. Hofmann, Arthur L. Rebell, Robert E.
             Rose and Raymond S. Troubh

INSTRUCTION: To withhold authority to vote for individual nominees, write their name(s) below.

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Item 2. Proposal to ratify the appointment of Deloitte & Touche LLP as the
        Independent Public Accountants of the Company for fiscal year 1997.

            FOR                      AGAINST                       ABSTAIN

            [ ]                        [ ]                           [ ]


Item 3. In their discretion, upon such other matters that may properly come before the meeting and any adjournments or postponements thereof.


                                        ____   Please sign exactly as your name
                                           |   appears on this Proxy Card. When
                                           |   signing as attorney, executor,
                                               administrator, trustee, guardian
                                               or corporate or partnership
                                               official, please give full title
                                               as such and the full name of the
                                               entity on behalf of whom you are
                                               signing. If a partnership,
                                               please sign in partnership name
                                               by authorized person.

                                               DATED:____________________, 1997

                                               ________________________________
                                               Signature of Stockholder

                                               ________________________________
                                               Signature if held jointly

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